Exhibit 8.1

[LETTERHEAD OF PAUL, HASTINGS,JANOFSKY & WALKER LLP]

March 7, 2008

Centerline Holding Company
625 Madison Avenue
New York, New York  10022

Re:	Status as a Partnership and Not a Publicly Traded Partnership for Federal Income Tax Purposes; Information in the Registration Statement under “Federal Income Tax Consequences”

Ladies and Gentlemen:

In connection with the filing by Centerline Holding Company, a Delaware statutory trust (the “Company”), of the prospectus supplement dated March 7, 2008 (the “Prospectus Supplement”) with the U.S. Securities and Exchange Commission (the “SEC”)pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended, relating to the offering by the Company of 11,216,628 shares of its 11.0% Cumulative Convertible Preferred Shares, Series A-1 pursuant to the Company’s Registration Statement on Form S-3, SEC File No. 333-120077 (the “Registration Statement”),  you have requested our opinions concerning (i) the qualification and taxation of the Company as a partnership and not a publicly traded partnership for federal income tax purposes; and (ii) certain information in the Prospectus Supplement under the caption “Material U.S. Federal Income Tax Consequences.”  Capitalized terms used and not defined herein shall have the meaning assigned to them in the Prospectus Supplement.

In formulating our opinions, we have reviewed and relied upon the Prospectus Supplement, such other documents and information provided by you, and such applicable provisions of law as we have considered necessary or desirable for purposes of the opinions expressed herein.

In addition, we have relied upon certain factual representations made by the Company relating to the organization and actual and proposed operation of the Company (including in a letter from an officer of the Company to us regarding certain factual matters relevant to qualification as a partnership and not a publicly traded partnership (the “Officer’s Certificate”)).  For purposes of our opinions, we have not made an independent investigation of the facts set forth in such documents, representations from the Company or the Prospectus Supplement.  We have, consequently, relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts.

In rendering these opinions, we have assumed that the transactions contemplated by the foregoing documents will be consummated in accordance with the operative documents, and that such documents accurately reflect the material facts of such transactions.  In addition, the opinions are based on the correctness of the following specific assumptions:

Centerline Holding Company
March 7, 2008

the Company has operated and will continue to be operated in the manner described in its organizational documents, the Prospectus Supplement and the Officer’s Certificate, and all terms and provisions of such agreements and documents have been and will continue to be complied with by all parties thereto.

Our opinions expressed herein are based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter.  Statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time, possibly with retroactive effect.  A change that is made after the date hereof in any of the foregoing bases for our opinions could adversely affect our conclusions.

Based upon and subject to the foregoing, it is our opinion that:

1. The Company has been organized and, although not free from doubt, has operated in conformity with the requirements for qualification as a partnership and not a publicly traded partnership taxed as a corporation pursuant to Section 701 et seq. and Section 7704 of the Code, and the Company’s proposed method of operation as described in the Prospectus Supplement and the Officer’s Certificate, although not free from doubt, will enable it to continue to meet the requirements for qualification and taxation as a partnership under the Code.

2. The descriptions of federal income tax law and the legal conclusions with respect thereto contained under the caption “Material U.S. Federal Income Tax Consequences” in the Prospectus Supplement constitute a fair and accurate summary of the federal income tax considerations that are likely to be material to a holder of Eligible Securities.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the caption “Material U.S. Federal Income Tax Consequences” in the Prospectus Supplement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

As required by U.S. Treasury Regulations governing tax practice, you are hereby advised that any written tax advice contained herein was not written or intended to be used (and cannot be used) by any taxpayer for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code.

 Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP